EXHIBIT 99.1

Huttig Building Products, Inc. Announces First Quarter 2020 Results and Provides Business Update on COVID-19 Response

First Quarter 2020 Highlights (as compared to prior year quarter):

  Net sales increased 2.8% to $203.0 million
  Gross margin increased 120 basis points to 20.1% compared to 18.9%
  Operating loss $7.6 million; exclusive of $9.5 million goodwill impairment charge, operating income increased $4.1 million to $1.9 million compared to a loss of ($2.2) million
  Adjusted EBITDA of $3.5 million compared to ($0.3) million
  Total liquidity increased to $55.4 million compared to $53.0 million

ST. LOUIS, May 04, 2020 (GLOBE NEWSWIRE) -- Huttig Building Products, Inc. (“Huttig” or the “Company”) (NASDAQ: HBP), a leading domestic distributor of millwork, building materials and wood products, today reported financial results for the first quarter ended March 31, 2020, and provided a business update on its response to the COVID-19 pandemic.

“Our first quarter operating results were significantly better across every key financial metric as compared to the prior year quarter.  On a stand-alone basis, the first quarter of 2020 marked the first full quarter that our results began to reflect the positive impact we planned and anticipated since embarking on our accelerated growth strategy,” said Jon Vrabely, Huttig’s President and Chief Executive Officer.  “Unfortunately, as our results were just beginning to reflect the impact of our efforts and strategy, our world, like that of virtually every other company on the planet, changed.  The unprecedented magnitude and unpredictability of the Coronavirus pandemic forced us to shift resources away from the continued execution of our growth strategy and towards the development and implementation of our COVID-19 readiness and response plan.  While we believe we were ahead of the curve in developing and executing the earliest versions of our response plan, and have continued to make meaningful progress, we anticipate the impact from this pandemic will be significant in the second quarter and thereafter as we continue working hard to mitigate its effect on our business.”

SUMMARY RESULTS FOR FIRST QUARTER ENDED MARCH 31, 2020
(unaudited)
(in millions, except per share data)

	Three Months Ended March 31,
	2020		2019
Net sales	$203.0	100.0%	$197.4	100.0%
Gross margin	40.9	20.1%	37.4	18.9%
Operating expenses	39.0	19.2%	39.6	20.1%
Goodwill impairment	9.5	4.7%	-	0.0%
Operating loss	(7.6)	-3.7%	(2.2)	-1.1%
Loss from continuing operations	(8.9)	-4.4%	(3.2)	-1.6%
Net loss	(8.9)	-4.4%	(3.2)	-1.6%
Loss from continuing operations per share- basic and diluted	$(0.34)		$(0.13)
Net loss per share- basic and diluted	$(0.34)		$(0.13)

Results of Operations

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

Net sales were $203.0 million in the first quarter of 2020, which was $5.6 million, or 2.8%, higher than the first quarter of 2019.  The increase in net sales was primarily attributed to an increase in new residential construction.

Millwork product sales increased 0.9% in the first quarter of 2020 to $96.2 million, compared to $95.3 million in the first quarter of 2019, building products sales increased 5.1% in the first quarter of 2020 to $92.6 million, compared to $88.1 million in the first quarter of 2019, and wood product sales increased 1.4% in the first quarter of 2020 to $14.2 million, compared to $14.0 million in the first quarter of 2019.

Gross margin was $40.9 million in the first quarter of 2020, compared to $37.4 million in the first quarter of 2019. As a percentage of sales, gross margin was 20.1% in the first quarter of 2020, compared to 18.9% in the first quarter of 2019.  Gross margin improvement was generally related to product mix, including our de-emphasis of commoditized products in favor of higher margin sales opportunities.

Operating expenses decreased $0.6 million to $39.0 million in the first quarter of 2020, compared to $39.6 million in the first quarter of 2019.  Personnel costs decreased $1.2 million due to lower contract labor and benefit cost, including lower medical expenses and equity compensation.  Non-personnel costs increased $0.6 million for the quarter primarily due to an increase in workers’ compensation expense. As a percentage of sales, operating expenses were 19.2% in the first quarter of 2020 compared to 20.1% in 2019.

During the first quarter of 2020, a decline in the market value of our public equity concurrent with the COVID-19 pandemic triggered an assessment of goodwill. Consequently, we determined as of March 31, 2020 the fair value of reporting units had decreased sufficiently to fully impair goodwill and we incurred an impairment charge of $9.5 million in the first quarter of 2020.

Net interest expense was $1.3 million in the first quarter of 2020 and $1.7 million in the first quarter of 2019 due to lower average borrowing rates.

Income tax benefit was $0.0 for the quarter ended March 31, 2020, as compared to income tax benefit of $0.7 million for the quarter ended March 31, 2019.

As a result of the foregoing factors, we reported loss from continuing operations of $8.9 million for the quarter ended March 31, 2020, compared to a loss from continuing operations of $3.2 million for the quarter ended March 31, 2019.

Adjusted EBITDA was $3.5 million for the first quarter of 2020 compared to $(0.3) million for the first quarter of 2019. Adjusted EBITDA is a non-GAAP measurement. See below reconciliation of Non-GAAP Financial Measures.

Balance Sheet & Liquidity

Cash used in continuing operating activities was $14.4 million for the three months ended March 31, 2020, compared to cash used of $5.6 million for the comparable period a year ago.  The increase in cash used in operating activities was primarily attributable to an increase in accounts receivable of $36.2 million during the first three months of 2020, compared to an increase of $20.2 million in the prior-year corresponding period.  The increase in accounts receivable over the first three months of the year was a result of increased sales and the normal seasonality of our business.  Our inventory levels increased $7.9 million during the first three months of 2020 largely driven by the normal seasonal build for anticipated increases in sales activity, less inventory reduction efforts commencing late in first the quarter as a result of our actions around an anticipated decline in sales demand.  Inventory increased $15.2 million in the comparative prior-year period.  These working capital increases were offset by an increase in accounts payable of $28.7 million and $35.1 million in 2020 and 2019, respectively, primarily as a result of our inventory build for the respective periods.  The accounts payable increase relative to the increase in inventories was mitigated in part by shorter payment terms to suppliers on internationally sourced products.

At March 31, 2020, we had $55.4 million of total liquidity including excess committed borrowing availability of $55.0 million and cash of $0.4 million. Total liquidity was $53.0 million at March 31, 2019 including excess committed borrowing availability of $52.1 million and cash of $0.9 million.

Impact and Company Response to COVID-19

In March 2020, the World Health Organization recognized the novel strain of coronavirus, COVID-19, as a pandemic.  The United States, various other countries and state and local jurisdictions have imposed, among other things, travel and business operation restrictions intended to limit the spread of the COVID-19 virus and have advised or required individuals to adhere to social distancing or limit or forego their time outside of their home.  This pandemic and the governmental response have resulted in significant and widespread economic disruptions to, and uncertainty in, the global and U.S. economies, including in the regions in which we operate.  In many jurisdictions, we and our customers were deemed “essential businesses” and continued to operate, reducing the impact of these restrictions on our operations and results for the three months ended March 31, 2020.  However, we cannot reliably predict the future impact of the pandemic and the governmental response to the pandemic on our operations and future results.

Currently, all of our branches remain open and capable of meeting customer needs.  We have taken protective measures to guard the health and well-being of our employees and customers, including the implementation of social distancing guidelines and remote work options where possible.  We have observed certain of our customers reducing purchases and operations due to the impact of COVID-19 and governmental restrictions.  Accordingly, we anticipate a decline in our sales and have taken proactive measures to protect our operating liquidity including communicating with vendors and customers, seeking modification of payment and other terms of rental and procurement agreements and monitoring our accounts receivable.  We have also reduced inventory levels to meet an anticipated decrease in demand and have implemented cost containment measures, including lay-offs, wage reductions, suspension of matching contributions to our qualified defined contribution plan, and eliminated non-essential spend. We have also delayed or cancelled certain planned capital expenditures.  We have utilized our diverse overseas network to source alternative suppliers of our proprietary products, while simultaneously rationalizing our purchase volume to better align with our current sales projections.  We have also been proactively communicating with our senior credit lenders regarding potential modification of terms under our credit facility.  While we intend for these actions to mitigate the impact of the pandemic on our operations, we cannot provide any assurance that these actions will be successful.

Although we are reviewing and intend to seek any available benefits under the CARES Act, we cannot predict the manner in which such benefits will be allocated or administered and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Certain of the benefits we seek to access under the CARES Act have not previously been administered on the present scale or at all. Government or third party program administrators may be unable to cope with the volume of applications in the near term and any benefits we receive may not be as extensive as we currently estimate, may impose additional conditions and restrictions on our operations or may otherwise provide less relief than we contemplate. Accessing these benefits and our response to the COVID-19 pandemic have required our management team to devote extensive resources and are likely to continue to do so in the near future, which negatively affects our ability to implement our business plan and respond to opportunities.

Conference Call

Huttig Building Products, Inc. will host a conference call Tuesday, May 5, 2020 at 10:00 a.m. Central Time.  Participants can listen to the call live via webcast by going to the investor portion of Huttig’s website at www.huttig.com.  Participants can also access the live conference call via telephone at (866) 238-1641 or (213) 660-0927 (international). The conference ID for this call is 1239067.

About Huttig

Huttig, currently in its 136th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 27 distribution centers serving 41 states.  Huttig's wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “believe,” “estimate,” “project” or similar expressions may identify forward-looking statements, although not all forward-looking statements contain such words.  Statements made in this press release looking forward in time, including, but not limited to, statements regarding our current views with respect to financial performance, future growth in the housing market, distribution channels, sales, favorable supplier relationships, inventory levels, the ability to meet customer needs, enhanced competitive posture, strategic initiatives, financial impact from litigation or contingencies, including environmental proceedings, are included pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995.

These statements present management’s expectations, beliefs, plans and objectives regarding our future business and financial performance.  We cannot guarantee that any forward-looking statements will be realized or achieved. These forward-looking statements are based on current projections, estimates, assumptions and judgments, and involve known and unknown risks and uncertainties.  We disclaim any obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

There are a number of factors, some of which are beyond our control that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements.  These factors include, but are not limited to, the following: the impact of global health concerns, including the current COVID-19 pandemic, and governmental responses to such concerns, on our business, results of operations, liquidity and capital resources; the success of our growth initiatives; expansion of the Huttig-Grip product line; the strength of new construction, home improvement and remodeling markets and the recovery of the homebuilding industry to levels consistent with the historical average total housing starts from 1959 to 2019 of approximately 1.4 million starts based on statistics tracked by the U.S. Census Bureau; the cyclical nature of our industry; our ability to comply with, and the restrictive effect of, the financial covenant applicable under our credit facility; risks of international suppliers; the ability to source alternative suppliers in light of the COVID-19 pandemic; failure to meet exchange listing requirements; product liability claims and other legal proceedings; commodity prices and demand in light of the COVID-19 pandemic; stock market volatility; stockholder activist disruption; current or future litigation; information technology failures, network disruptions, cybersecurity attacks or breaches in data security; termination of key supplier relationships; our failure to attract and retain key personnel; goodwill impairment; deterioration of our customers’ creditworthiness or our inability to forecast such deteriorations, particularly in light of the COVID-19 pandemic; the loss of a significant customer; the cost of environmental compliance, including actual expenses we may incur to resolve proceedings we are involved in arising out of a formerly owned facility in Montana; competition with existing or new industry participants; deterioration in our relationship with our unionized employees, including work stoppages or other disputes; funding requirements for multi-employer pension plans for our unionized employees; significant uninsured claims; the integration of any business we acquire and the liabilities of such businesses; the seasonality of our operations; federal and state transportation regulations; fuel cost increases; any limitations on our ability to utilize our deferred tax assets to reduce future taxable income and tax liabilities; risks associated with our private brands; uncertainties resulting from changes to United States and foreign laws, regulations and policies; the potential impact of changes in tariff costs, including tariffs on imported steel and aluminum, and potential anti-dumping or countervailing duties; and those set forth under Part I, Item 1A – “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as supplemented by Form 8-K filed April 27, 2020 and Part II, Item IA – “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

Non-GAAP Financial Measures

Huttig supplements its reporting of net income with the non-GAAP measurement of Adjusted EBITDA. This supplemental information should not be considered in isolation or as a substitute for GAAP measures.

The Company defines Adjusted EBITDA as net income adjusted for interest, income taxes, depreciation and amortization and other items as listed in the table below and presents Adjusted EBITDA because it is a primary measure used by management, and by similar companies in the industry, to evaluate operating performance and Huttig believes it enhances investors’ overall understanding of the financial performance of our business.  Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance.  Huttig compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors affecting the business.  Because not all companies use identical calculations, Huttig’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

The following table presents a reconciliation of net income, the most directly comparable financial measure under GAAP, to Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(8.9)	$(3.2)
Interest expense, net	1.3	1.7
Benefit from income taxes	-	(0.7)
Depreciation and amortization	1.3	1.4
Stock compensation expense	0.3	0.5
Goodwill impairment	9.5	-
Adjusted EBITDA	$3.5	$(0.3)

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except Per Share Data)

	Three Months Ended
	March 31,
	2020	2019
Net sales	$203.0	$197.4
Cost of sales	162.1	160.0
Gross margin	40.9	37.4
Operating expenses	39.0	39.6
Goodwill impairment	9.5	—
Operating loss	(7.6)	(2.2)
Interest expense, net	1.3	1.7
Loss from continuing operations before income taxes	(8.9)	(3.9)
Benefit from income taxes	—	(0.7)
Loss from continuing operations	(8.9)	(3.2)
Loss from discontinued operations, net of taxes	—	—
Net loss	$(8.9)	$(3.2)

Earnings per share:
Loss from continuing operations per share- basic and diluted	$(0.34)	$(0.13)
Loss from discontinued operations per share- basic and diluted	-	-
Net loss per share- basic and diluted	$(0.34)	$(0.13)

Weighted average shares outstanding:
Basic and diluted shares outstanding	25.9	25.3

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	December 31,	March 31,
	2020	2019	2019
ASSETS
CURRENT ASSETS:
Cash and equivalents	$0.4	$2.2	$0.9
Trade accounts receivable, net	96.7	60.5	89.2
Inventories, net	147.3	139.4	149.2
Other current assets	10.7	12.8	12.3
Total current assets	255.1	214.9	251.6

PROPERTY, PLANT AND EQUIPMENT:
Land	5.0	5.0	5.0
Buildings and improvements	32.6	32.4	32.4
Machinery and equipment	58.4	58.2	56.2
Gross property, plant and equipment	96.0	95.6	93.6
Less accumulated depreciation	65.5	64.4	61.0
Property, plant and equipment, net	30.5	31.2	32.6

OTHER ASSETS:
Operating lease right-of-use assets	38.6	40.9	35.2
Goodwill	—	9.5	9.5
Deferred income taxes	—	—	11.9
Other	4.8	5.0	5.4
Total other assets	43.4	55.4	62.0
TOTAL ASSETS	$329.0	$301.5	$346.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except Share Data)

	March 31,	December 31,	March 31,
	2020	2019	2019
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1.7	$1.7	$1.7
Current maturities of operating lease right-of-use liabilities	9.2	9.7	9.1
Trade accounts payable	85.5	56.8	86.6
Accrued compensation	2.9	5.5	2.1
Other accrued liabilities	15.1	15.8	14.7
Total current liabilities	114.4	89.5	114.2
NON-CURRENT LIABILITIES:
Long-term debt, less current maturities	148.2	135.1	143.6
Operating lease right-of-use liabilities, less current maturities	29.7	31.6	26.6
Other non-current liabilities	2.4	2.4	2.6
Total non-current liabilities	180.3	169.1	172.8

SHAREHOLDERS’ EQUITY:
Preferred shares: $.01 par (5,000,000 shares authorized)	—	—	—
Common shares: $.01 par (75,000,000 shares authorized: 26,894,681; 26,441,926; and 26,070,616 shares issued at March 31, 2020, December 31, 2019 and March 31, 2019, respectively)	0.3	0.3	0.3
Additional paid-in capital	48.5	48.2	46.4
Retained earnings (accumulated deficit)	(14.5)	(5.6)	12.5
Total shareholders’ equity	34.3	42.9	59.2

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$329.0	$301.5	$346.2

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended
	March 31,
	2020	2019
Cash Flows From Operating Activities:
Net loss	$(8.9)	$(3.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1.3	1.4
Non-cash interest expense	0.1	0.1
Stock-based compensation	0.3	0.5
Deferred income taxes	—	(0.8)
Goodwill impairment	9.5
Changes in operating assets and liabilities:
Trade accounts receivable	(36.2)	(20.2)
Inventories, net	(7.9)	(15.2)
Trade accounts payable	28.7	35.1
Other	(1.3)	(3.3)
Cash used in continuing operating activities	(14.4)	(5.6)
Cash used in discontinued operating activities	(0.1)	(0.1)
Total cash used in operating activities	(14.5)	(5.7)
Cash Flows From Investing Activities:
Capital expenditures	(0.4)	(0.4)
Total cash used in investing activities	(0.4)	(0.4)
Cash Flows From Financing Activities:
Borrowings of debt, net	13.1	6.3
Repurchase of shares to satisfy employee tax withholdings	—	(0.1)
Total cash provided by financing activities	13.1	6.2
Net increase (decrease) in cash and equivalents	(1.8)	0.1
Cash and equivalents, beginning of period	2.2	0.8
Cash and equivalents, end of period	$0.4	$0.9

For more information, contact:

investor@huttig.com